UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2

TO

FORM S-3

REGISTRATION STATEMENT (FILE NO. 333-125241)

UNDER THE SECURITIES ACT OF 1933

Nabi Biopharmaceuticals

(Exact name of registrant as specified in charter)

Delaware	59-1212264
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

12276 Wilkins Ave.

Rockville, MD 20852

(301) 770-3099

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Raafat E.F. Fahim Chief Executive Officer and President Nabi Biopharmaceuticals 12276 Wilkins Ave. Rockville, MD 20852 (301) 770-3099	Copy to: James E. Dawson, Esq. Nutter, McClennen & Fish, LLP 155 Seaport Boulevard Boston, MA 02210 (617) 439-2000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

Deregistration of Unsold Securities

Pursuant to Registration Statement on Form S-3 (File No. 333-125241) (the “Registration Statement”) filed with the Securities and Exchange Commission on May 25, 2005 and amended on July 22, 2005, by Nabi Biopharmaceuticals (the “Company”), the Company registered the sale of 2.85% Convertible Senior Notes due 2025 and the Common Stock Issuable on Conversion of the Notes (the “Securities”). The Securities were registered to permit the resale of such Securities by selling security holders named in the Registration Statement and the Prospectus thereto.

The Company’s obligation to keep the Registration Statement effective pursuant to the terms of its registration rights agreement with the selling stockholders has terminated. Pursuant to the undertaking of the Company contained in the Registration Statement pursuant to Item 512(a)(3) of Regulation S-K, the Company files this Post-Effective Amendment No. 2 to the Registration Statement to deregister all of the shares remaining unsold under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rockville, State of Maryland, on the 22nd day of May, 2009.

NABI BIOPHARMACEUTICALS

By:	/s/ Raafat E.F. Fahim, Ph.D.
Raafat E.F. Fahim, Ph.D.
President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Raafat E.F. Fahim and James E. Dawson, and each of them, with full power to act without the others, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for the undersigned and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing necessary or advisable to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933 this Post-Effective Amendment No. 2 to the Registration Statement has been signed by the following persons in the capacities indicated, as of May 22, 2009.

Signatures	Title

/s/ Raafat E.F. Fahim, Ph.D	President, Chief Executive
Raafat E.F. Fahim, Ph.D	Officer, acting Chief Financial Officer and Director

/s/ Ronald B. Kocak	Corporate Controller and Chief
Ronald B. Kocak	Accounting Officer

/s/ Geoffrey F. Cox, Ph.D.	Chairman of the Board
Geoffrey F. Cox, Ph.D.

/s/ Jason Aryeh	Director
Jason Aryeh

/s/ David L. Castaldi	Director
David L. Castaldi

/s/ Peter B. Davis	Director
Peter B. Davis

/s/ Richard A. Harvey, Jr.	Director
Richard A. Harvey, Jr.

/s/ Linda Jenckes	Director
Linda Jenckes

/s/ Timothy Lynch	Director
Timothy Lynch

/s/ Stephen G. Sudovar	Director
Stephen G. Sudovar